Exhibit 8.1

April 30, 2015

Boards of Directors

Equitable Financial MHC, a Federally Chartered Mutual Holding Company

Equitable Financial Corp., a Federally Chartered Mid-Tier Holding Company

Equitable Financial Corp., a Maryland Corporation

Equitable Bank, a Federal Savings Bank

113 North Locust Street

Grand Island, Nebraska 68801

Re:                             Income Tax Consequences of Conversion under Federal Law and Nebraska State Law

Ladies and Gentlemen:

We have acted as tax counsel to Equitable Financial MHC, a federally chartered mutual holding company (the “Mutual Holding Company”), Equitable Financial Corp., a federally chartered mid-tier holding company (the “Mid-Tier Holding Company”), Equitable Financial Corp., a Maryland corporation (the “Holding Company”), and Equitable Bank, a federal savings bank with its principal office in Grand Island, Nebraska (the “Bank”), in connection with the conversion of the Mutual Holding Company to the capital stock form of organization (the “Conversion”), pursuant to the Plan of Conversion and Reorganization adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank on March 2, 2015 (the “Plan”).  You have requested our opinion regarding the material federal income tax consequences and the material Nebraska state income tax consequences that will result from the Conversion and the transactions described below.  This opinion is delivered in response to your request.  All capitalized terms in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Plan.

In connection with rendering our opinion, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion.  In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures.  We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the Plan and in the Registration Statement filed by the Holding Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and in the Application for Conversion on Form AC filed by the Mutual Holding Company with the Board of Governors of the Federal Reserve System (“FRB”).  In addition, we are relying on a letter from RP Financial, LC. to you, dated March 9, 2015, stating its belief as to certain valuation matters described below.  Furthermore, we assume that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (the “Treasury Regulations”).

Our opinion is based upon the existing provisions of Chapter 77 of the Nebraska Revised Statutes, the regulations promulgated thereunder and existing court decisions, as well as the existing provisions of the Code, the Treasury Regulations, current Internal Revenue Service (“IRS”) published rulings and existing court decisions, any of which could be changed at any time.  Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein.  Similarly, any change in the facts and assumptions upon which this opinion is based, could modify the conclusions.  This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

We opine only as to the matters we expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address.  We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank, as set forth in certificates delivered to us for each of those aforementioned entities and signed by authorized officers of each of the aforementioned entities.

DESCRIPTION OF PROPOSED TRANSACTION

Based upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows.  The Bank was founded in 1882 as a mutual building and loan association chartered by the State of Nebraska and was converted to a federally chartered savings association in 1992.   The Bank conducts business primarily from its main office

in Grand Island, Nebraska, from its three full-service branches in Grand Island, North Platte and Omaha, Nebraska, and from one additional limited service branch in Grand Island, Nebraska.  The Bank has been organized in the two-tiered mutual holding company structure since 2005.  In connection with the reorganization from the federally chartered mutual savings and loan association into the two-tiered mutual holding company structure, the Mid-Tier Holding Company sold 1,421,226 shares of its common stock to the public, representing 43.1% of its then-outstanding shares, at $10.00 per share.  An additional 62,653 shares, or 1.9% of the then-outstanding shares of the Mid-Tier Holding Company, were contributed to the Equitable Bank Charitable Foundation, and 1,813,630 shares, or 55.0% of the then-outstanding shares of the Mid-Tier Holding Company, were issued to the Mutual Holding Company.  The Mutual Holding Company is a mutual holding company with no stockholders.  Instead, the Mutual Holding Company has members (i.e, the depositors of the Bank), who are entitled upon the complete liquidation of the Mutual Holding Company to liquidation proceeds after the payment of creditors.

The Board of Directors of the Mutual Holding Company adopted the Plan providing for the conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization.   As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Comany and will offer shares of Holding Company Common Stock to the Bank’s depositors, current stockholders of the Mid-Tier Holding Company and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows, in such order as is necessary to consummate the Conversion:

(1)                                 The Holding Company will be organized as a first-tier subsidiary of the Mid-Tier Holding Company.

(2)                                 The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (the “MHC Merger”), whereby the shares of stock of the Mid-Tier Holding Company held by the Mutual Holding Company will be cancelled and the members of the Mutual Holding Company will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.

(3)                                 Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier

Merger”), with the Holding Company as the resulting entity.   As part of the Mid-Tier Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by the members of the Mutual Holding Company will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

(4)                                 Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.

(5)                                 The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for common stock of the Bank and the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank.  Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock).  The terms of the Liquidation Account and Bank Liquidation Account are described in Section 19 of the Plan.

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares.  As part of the Conversion, additional shares of Holding Company Common Stock will be offered for sale on a priority basis to depositors of the Bank, to current shareholders of the Mid-Tier Holding Company and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly held corporation, will register the Holding Company Common Stock pursuant to the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC.  The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering.  Nontransferable rights to subscribe for Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans, Supplemental Eligible Account Holders and certain depositors of the Bank as of the Voting Record Date (“Other Members”).  Subscription rights are nontransferable.  The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering, in the order of priority, to natural persons (including trusts of natural persons) residing in the Nebraska counties of Hall, Lincoln and Douglas, public stockholders of the Mid-Tier Holding Company as of the Voting Record Date and members of the general public.

DISCUSSION RELATED TO NEBRASKA TAX CONSEQUENCES

Nebraska tax law does not specifically adopt any tax-free reorganization or tax-free capital contribution provisions of the Code.  However, Nebraska tax law defines the term “Internal Revenue Code” as the Internal Revenue Code of 1986, as amended and in effect on January 1, 2015.  Neb. Rev. Stat. § 22-2714.  Threefore, Nebraska, per its definition of the Internal Revenue Code, conforms to the rules of Code Section 368.  Nebraska imposes a tax measured by the “adjusted gross income” of each corporation, the beginning point of which is taxable income, as defined by Section 63 of the Code.  Neb. Rev. Stat. § 22-2714.  Our federal tax opinions below, which generally state that no income or loss will be recognized for federal income tax purposes by any of the parties participating in the Conversion, thus provides the basis upon which we conclude that Nebraska tax law holds that the Conversion results in no gain or loss.  In addition, as it relates to individual taxpayers, Nebraska imposes tax on “adjusted gross income,” which is equal to taxable income as defined by Section 62 of the Code, with certain modifications.  Neb. Rev. Stat. § 22-2714.

OPINIONS

Based on the above description of the Conversion, including the MHC Merger and the Mid-Tier Merger, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.                                      The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

2.                                      The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ ownership interests (i.e., liquidation and voting rights) in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

3.                                      No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to the Eligible Account Holders and Supplemental Eligible Account Holders.  (Section 361(a), 361(c) and 357(a) of the Code.)  Nebraska conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

4.                                      No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer to the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests in the Mid-Tier Holding Company.  (Section 1032(a) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

5.                                      Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company.  (Section 354(a) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

6.                                      The basis of the assets of the Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer.  (Section 362(b) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

7.                                      The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company. (Section 1223(2) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

8.                                      The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.  (Section 368(a)(1)(F) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

9.                                      The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for shares of Holding Company Common Stock or the distribution of such stock to Minority Stockholders and distribution of interests in the Liquidation Account to Eligible Account Holders and Supplemental Eligible Account Holders.  (Sections 361(a), 361(c) and 357(a) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

10.                               No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger.  (Section 1032(a) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

11.                               The basis of the assets of the Mid-Tier Holding Company to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer.  (Section 362(b) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

12.                               The holding period of the assets of the Mid-Tier Holding Company to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer.

(Section 1223(2) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

13.                               The Mid-Tier Holding Company’s stockholders will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock.  (Section 354 of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)  Also, in the case of individuals, “adjusted gross income” is equal to taxable income as defined by Section 62 of the Code, with certain modifications.  (Neb. Rev. Stat. § 22-2714.01.)

14.                               Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the exchange of their liquidation interests in the Mid-Tier Holding Company which they constructively received for interests in the Liquidation Account in the Holding Company.  (Section 354 of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)  Also, in the case of individuals, “adjusted gross income” is equal to taxable income as defined by Section 62 of the Code, with certain modifications.  (Neb. Rev. Stat. § 22-2714.01.)

15.                               The exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mid-Tier Holding Company which they constructively received in the MHC Merger for interests in a Liquidation Account established in the Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations with respect to the MHC Merger. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

16.                               The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.  (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)  Also, in the case of individuals, “adjusted gross income” is equal to taxable income as defined by Section 62 of the Code, with certain modifications.  (Neb. Rev. Stat. § 22-2714.01.)

17.                               It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code.)  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

18.                               It is more likely than not that the fair market value of the benefit provided by the possible creation of a Bank liquidation account supporting the payment of the Liquidation Account in the event the Holding Company liquidates and lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in a Bank liquidation account as of the effective date of the Mid-Tier Merger.  (Section 356(a) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

19.                               Each stockholder’s aggregate basis in his or her Holding Company Common Stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Mid-Tier Holding Company common stock surrendered in exchange therefor.  (Section 358(a) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

20.                               Because it is more likely than not that the subscription rights have no value, it is more likely than not that the basis of Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof.  (Section 1012 of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

21.                               Each stockholder’s holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.  (Section 1223(1) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

22.                               The holding period of Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised.  (Section 1223(5) of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

23.                               No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering.  (Section 1032 of the Code.)  Nebraska tax law conforms to the Code, as amended and in effect on January 1, 2015.  (Neb. Rev. Stat. § 22-2714.)

Our opinions under paragraph 17 and 20 above are based on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinions under paragraphs 17, 19 and 20 are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders and Other Members have a fair market value of zero.  We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in a firm commitment underwritten offering.  We also note that the IRS has not in the past concluded that subscription rights have value.  In addition, we are relying on a letter from RP Financial, LC. to you stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the Subscription Offering.  Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value.  If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and the Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Our opinion under paragraph 18 above is based on the position that the benefit provided by the possible creation of a Bank liquidation account supporting the payment of the Liquidation Account in the event the Holding Company is liquidated and lacks sufficient net assets has a fair market value of zero.  We understand that: (i) no holder of an interest in a liquidation account has ever received payment attributable to such interest in a liquidation account; (ii) the interests in the Liquidation Account and the right to interests in a Bank liquidation account (to the extent created) are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank liquidation account payment obligation arises only if it is created because the Holding Company is liquidated and lacks sufficient net assets to fund the Liquidation Account.  In addition, we are relying on a letter from RP Financial, LC. to you stating its belief that the benefit provided by a Bank liquidation account supporting the payment of the Liquidation Account in the event the Holding Company is liquidated and lacks sufficient net assets does not have any economic value at the time of the Conversion.  Based on the foregoing, we believe it is more likely than not that such rights in a Bank liquidation account have no value.  If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the Mid-Tier Merger.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion of a Mutual Holding Company filed with the FRB and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering—Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

/s/ Cline Williams
Wright Johnson & Oldfather, L.L.P

CLINE WILLIAMS
WRIGHT JOHNSON & OLDFATHER, L.L.P.